Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Fourth Quarter and Full Year 2018 Financial Results and Updates 2019 Guidance

- Q4 2018 Sales Revenue up 38.4% Over the Same Period in 2017 -

- Record Revenue for Full Year 2018 -

Goleta, California, February 26, 2019 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three-month and twelve-month periods ended December 31, 2018.

Fourth Quarter 2018 Highlights

•	Total revenue of $86.5 million, up 35.7% over the same period in 2017
▪	Sales revenue of $80.7 million, up 38.4% over the same period in 2017
▪	Rental revenue of $5.8 million, up 6.7% over the same period in 2017
•	GAAP net income of $10.0 million, compared to a $0.6 million GAAP net loss in the same period in 2017, and an 11.6% return on revenue
•

Non-GAAP net income of $10.0 million, reflecting a 44.1% increase over non-GAAP net income of $7.0 million in the same period in 2017 (see accompanying table for reconciliation of GAAP and non-GAAP measures)

•	Total units sold were 46,100, an increase of 12,100, or 35.6%, over the same period in 2017

Full Year 2018 Highlights

•	Record total revenue of $358.1 million, up 43.6% versus 2017
▪	Record sales revenue of $336.0 million, up 49.0% versus 2017
▪	Rental revenue of $22.1 million, down 7.7% versus 2017
•	GAAP net income of $51.8 million, reflecting a 146.9% increase versus 2017 and a 14.5% return on revenue
•	Non-GAAP net income of $51.8 million, reflecting an 81.4% increase versus 2017 (see accompanying table for reconciliation of GAAP and non-GAAP measures)
•	Operating income of $37.9 million, representing a 37.3% increase versus 2017 and a 10.6% return on revenue
•	Record units sold of 198,600, an increase of 70,600, or 55.2%, versus 2017
•	446 inside direct-to-consumer sales representatives as of December 31, 2018, an increase of 183, or 69.6%, versus December 31, 2017

“The fourth quarter of 2018 was another investment quarter for us as we continued to scale our sales infrastructure to drive future revenue growth. We are executing on our strategic initiatives and remain focused on increasing global adoption of our best-in-class portable oxygen concentrators,” said Chief Executive Officer, Scott Wilkinson. “We believe we will see strong revenue growth in 2019 driven by our prior investments and by continued patient and provider demand for our products.”

Fourth Quarter 2018 Financial Results

Total revenue for the three months ended December 31, 2018 rose 35.7% to $86.5 million from $63.8 million in the same period in 2017. Direct-to-consumer sales rose 50.4% over the same period in 2017, primarily due to an increase in the number of sales representatives and associated consumer advertising. Domestic business-to-business sales grew 16.0% over the same period in 2017. While domestic business-to-business sales growth was primarily driven by continued adoption by traditional home medical equipment providers and internet resellers, order activity did slow from one national homecare provider in the fourth quarter of 2018. Excluding this national homecare provider in the fourth quarter of 2018, domestic business-to-business sales increased at roughly the average rate of the previous four domestic business-to-business sales quarters. International business-to-business sales in the fourth quarter of 2018 increased 54.5% (57.0% on a constant currency basis) from the comparative period in 2017, primarily due to robust European demand. Sales in Europe represented 87.8% of international sales in the fourth quarter of 2018, up from 84.3% in the fourth quarter of 2017. Rental revenue in the fourth quarter of 2018 was $5.8 million compared to $5.4 million in the fourth quarter of 2017, representing growth of 6.7%. Despite declining net patients on service, this is the first revenue growth quarter for rental revenue since the fourth quarter of 2015. Rental revenue declined to 6.7% of total revenue in the fourth quarter of 2018 from 8.5% of total revenue in the fourth quarter of 2017.

Total gross margin was 50.4% in the fourth quarter of 2018 versus 48.2% in the comparative period in 2017. Sales gross margin was 51.4% in the fourth quarter of 2018 versus 50.5% in the fourth quarter of 2017. The sales gross margin percentage improvement was primarily attributable to an increased sales mix towards direct-to-consumer sales. The favorable mix was partially offset by lower average selling prices in both business-to-business channels due to lower average prices associated with increased volumes and lower direct-to-consumer pricing effective June 1, 2018. Rental gross margin was 36.2% in the fourth quarter of 2018 versus 23.2% in the fourth quarter of 2017. The increase in rental gross margin was primarily due to increased rental revenue per patient on service and lower depreciation expense.

Total operating expense increased to $38.8 million, or 44.8% of revenue, in the fourth quarter of 2018 versus $25.6 million, or 40.1% of revenue, in the fourth quarter of 2017 as the Company continued to make investments in sales infrastructure and related advertising to support planned growth.

Operating expense included research and development expense of $1.7 million in the fourth quarter of 2018, which was up from the $1.4 million in the comparative period in 2017, primarily due to increased personnel-related expenses and product development costs. Sales and marketing expense increased to $28.3 million in the fourth quarter of 2018 versus $15.2 million in the comparative period in 2017, primarily due to increased personnel-related expenses due to salesforce additions and increased advertising expense. General and administrative expense declined to $8.8 million in the fourth quarter of 2018 versus $9.0 million in the comparative period in 2017, primarily due to reductions in patent defense costs and lower bad debt expense, which was partially offset by increased personnel-related expenses.

Operating income for the three months ended December 31, 2018 declined 8.0% to $4.8 million, or 5.5% of revenue, from $5.2 million, or 8.1% of revenue, in the fourth quarter of 2017, primarily due to significantly higher sales and marketing expenses.

In the fourth quarter of 2018, the Company reported an income tax benefit of $4.2 million, compared to an income tax expense of $6.4 million reported in the fourth quarter of 2017. As a reminder, in the prior year period the Tax Cuts and Jobs Act (“TCJA”) resulted in a $7.6 million non-cash income tax provision expense in the fourth quarter of 2017 associated with the revaluation of the deferred tax asset. Inogen’s income tax benefit in the fourth quarter of 2018 also included a $6.0 million benefit in provision for income taxes related to excess tax benefits recognized from stock-based compensation compared to a $3.5 million decrease in the fourth quarter of 2017. Excluding both the deferred tax asset revaluation expense and the stock-based compensation benefit, Inogen’s non-GAAP effective tax rate in the fourth quarter of 2018 decreased to 30.6% versus 40.0% in the fourth quarter of 2017, primarily due to the changes in the federal tax rate associated with the TCJA. A reconciliation of GAAP and non-GAAP measures is included in the accompanying tables attached hereto.

In the fourth quarter of 2018, the Company reported GAAP net income of $10.0 million, compared to a GAAP net loss of $0.6 million in the fourth quarter of 2017. In the fourth quarter of 2018, the Company reported non-GAAP net income of $10.0 million, compared to non-GAAP net income of $7.0 million in the fourth quarter of 2017. Earnings per diluted common share was $0.44 in the fourth quarter of 2018 versus net loss per diluted common share of $0.03 in the fourth quarter of 2017.

Cash, cash equivalents, and marketable securities were $240.3 million as of December 31, 2018 compared to $223.9 million as of September 30, 2018, an increase of $16.5 million in the fourth quarter of 2018.

Financial Outlook for 2019

Inogen is reiterating its full year 2019 total revenue guidance range of $430 to $440 million, representing growth of 20.1% to 22.9% versus 2018 full year results. The Company still expects direct-to-consumer sales to be its fastest growing channel, and domestic business-to-business sales and international business-to-business sales to have a solid growth rate. The Company continues to see strong demand from traditional HME providers, but given reduced order activity from one large provider, the Company expects domestic business-to-business sales to grow modestly in the first half of 2019, with growth improving in the back half of 2019 as period-over-period revenue comps get easier. Internationally, Inogen will be primarily focused on the European markets in 2019.

In November 2018, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, which requires the rental bad debt expense to be charged to rental revenue instead of general and administrative expense. The impact of the adoption is expected to be a headwind to rental revenue for full year 2019. Inogen expects rental revenue to grow modestly in 2019 compared to 2018, despite the additional 3.9% decline in portable oxygen concentrator Medicare reimbursement rates effective January 1, 2019 and the adoption of ASU 2018-19.

The Company is reducing its full year 2019 GAAP net income guidance range to $40 to $44 million from $48 to $52 million, compared to 2018 GAAP net income of $51.8 million. This decrease in net income is due to an estimated decrease in excess tax benefits recognized from stock-based compensation from $12 million to $4 million, due to the Company’s current stock price and fewer expected option exercises in 2019. Excluding the benefit from the $4 million decrease in income tax provision expected in 2019, the Company still expects a non-GAAP effective tax rate of approximately 24%. The Company expects its effective tax rate including stock compensation deductions to vary quarter-to-quarter depending on the amount of pre-tax net income and on the timing and size of stock option exercises.

Inogen is reiterating its guidance range for full year 2019 operating income of $46 to $50 million, representing 21.4% to 32.0% growth compared to 2018 results and Adjusted EBITDA of $67 to $71 million, representing 9.3% to 15.9% growth compared to 2018 results.

Inogen also expects net positive cash flow for 2019 with no additional equity capital required to meet its current operating plan.

Conference Call

Individuals interested in listening to the conference call today at 1:30pm PT/4:30pm ET may do so by dialing (855) 238-8123 for domestic callers or (412) 317-5217 for international callers. Please reference Inogen (INGN) to join the call. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/.

A replay of the call will be available beginning February 26, 2019 at 3:30pm PT/6:30pm ET through 3:30pm PT/6:30pm ET on March 5, 2019. To access the replay, dial (877) 344-7529 or (412) 317-0088 and reference Access Code: 10128643. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding anticipated growth opportunities; the anticipated impact of investment in sales infrastructure; the focus on increasing global adoption; expectations for all revenue channels for full year 2019, including drivers of revenue growth; the impact of ASU 2018-19; the expected impact of the lower decrease in provision for income taxes related to excess tax benefits recognized from stock-based compensation for full year 2019; and financial guidance for 2019, including revenue, GAAP net income, operating income, Adjusted EBITDA, net cash flow, effective tax rates, and the need for equity financing. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates; the possible loss of key employees, customers, or suppliers; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Inogen’s Annual Report on Form 10-K for the year ended December 31, 2018 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof.  Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and twelve months ended December 31, 2018 and December 31, 2017. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying table of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provisions for income taxes, and certain other infrequently occurring items, such as acquisition related costs, that may be incurred in the future.

Investor Relations Contact:

Matt Bacso, CFA

mbacso@inogen.net

805-879-8205

Media Contact:

Byron Myers

805-562-0503

-- Financial Tables Follow --

Consolidated Balance Sheets
(amounts in thousands)

	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$196,634	$142,953
Marketable securities	43,715	30,991
Accounts receivable, net	37,041	31,444
Inventories, net	27,071	18,842
Deferred cost of revenue	359	361
Income tax receivable	2,655	1,313
Prepaid expenses and other current assets	7,108	2,584
Total current assets	314,583	228,488
Property and equipment, net	22,341	20,103
Goodwill	2,257	2,363
Intangible assets, net	3,755	4,717
Deferred tax asset - noncurrent	30,130	18,636
Other assets	2,832	765
Total assets	$375,898	$275,072
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$26,786	$20,626
Accrued payroll	11,407	6,877
Warranty reserve - current	3,549	2,505
Deferred revenue - current	4,451	3,533
Income tax payable	392	345
Total current liabilities	46,585	33,886
Warranty reserve - noncurrent	5,981	3,666
Deferred revenue - noncurrent	11,844	9,402
Deferred tax liability - noncurrent	232	348
Other noncurrent liabilities	832	729
Total liabilities	65,474	48,031
Stockholders' equity
Common stock	22	21
Additional paid-in capital	249,194	218,109
Retained earnings	60,484	8,639
Accumulated other comprehensive income	724	272
Total stockholders' equity	310,424	227,041
Total liabilities and stockholders' equity	$375,898	$275,072

Consolidated Statements of Comprehensive Income
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue
Sales revenue	$80,732	$58,351	$336,015	$225,492
Rental revenue	5,799	5,436	22,096	23,946
Total revenue	86,531	63,787	358,111	249,438
Cost of revenue
Cost of sales revenue	39,263	28,856	163,989	110,163
Cost of rental revenue, including depreciation of $1,747 and $2,258 for the three months ended and $7,567 and $9,835 for the twelve months ended, respectively	3,698	4,175	15,542	18,038
Total cost of revenue	42,961	33,031	179,531	128,201
Gross profit	43,570	30,756	178,580	121,237
Operating expense
Research and development	1,742	1,369	7,029	5,313
Sales and marketing	28,265	15,189	95,641	50,758
General and administrative	8,788	9,008	38,018	37,576
Total operating expense	38,795	25,566	140,688	93,647
Income from operations	4,775	5,190	37,892	27,590
Other income (expense)
Interest income	1,148	297	3,259	765
Other income (expense)	(100)	307	(696)	1,301
Total other income, net	1,048	604	2,563	2,066
Income before provision (benefit) for income taxes	5,823	5,794	40,455	29,656
Provision (benefit) for income taxes	(4,222)	6,400	(11,390)	8,654
Net income (loss)	$10,045	$(606)	$51,845	$21,002
Other comprehensive income (loss), net of tax
Change in foreign currency translation adjustment	(106)	51	31	363
Change in net unrealized gains (losses) on foreign currency hedging	404	(125)	981	(567)
Less: reclassification adjustment for net (gains) losses included in net income	(291)	149	(577)	446
Total net change in unrealized gains (losses) on foreign currency hedging	113	24	404	(121)
Change in net unrealized gains (losses) on marketable securities	14	(6)	17	65
Total other comprehensive income, net of tax	21	69	452	307
Comprehensive income (loss)	$10,066	$(537)	$52,297	$21,309

Basic net income (loss) per share attributable to common stockholders (1)	$0.47	$(0.03)	$2.44	$1.02
Diluted net income (loss) per share attributable to common stockholders (1)	$0.44	$(0.03)	$2.30	$0.96
Weighted-average number of shares used in calculating net income (loss) per share attributable to common stockholders:
Basic common shares	21,544,202	20,869,589	21,266,696	20,683,807
Diluted common shares	22,600,038	22,167,358	22,514,513	21,897,988

(1)	Reconciliations of net income attributable to common stockholders basic and diluted can be found in Inogen’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue by region and category
Business-to-business domestic sales	$25,359	$21,856	$116,581	$83,390
Business-to-business international sales	18,526	11,991	77,333	55,519
Direct-to-consumer domestic sales	36,847	24,504	142,101	86,583
Direct-to-consumer domestic rentals	5,799	5,436	22,096	23,946
Total revenue	$86,531	$63,787	$358,111	$249,438
Additional financial measures
Units sold	46,100	34,000	198,600	128,000
Net rental patients as of period-end	26,900	30,700	26,900	30,700

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Measures
(unaudited)
(in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
Non-GAAP EBITDA and Adjusted EBITDA	2018	2017	2018	2017
Net income (loss)	$10,045	$(606)	$51,845	$21,002
Non-GAAP adjustments:
Interest income	(1,148)	(297)	(3,259)	(765)
Provision (benefit) for income taxes	(4,222)	6,400	(11,390)	8,654
Depreciation and amortization	2,774	3,045	11,295	12,302
EBITDA (non-GAAP)	7,449	8,542	48,491	41,193
Stock-based compensation	3,007	3,010	12,790	9,640
Adjusted EBITDA (non-GAAP)	$10,456	$11,552	$61,281	$50,833

	Three months ended		Twelve months ended
	December 31,		December 31,
Non-GAAP net income	2018	2017	2018	2017
Net income (loss)	$10,045	$(606)	$51,845	$21,002
Non-GAAP adjustments:
2017 U.S. tax reform(1)	—	7,578	—	7,578
Non-GAAP net income	$10,045	$6,972	$51,845	$28,580

	Three months ended		Twelve months ended
	December 31,		December 31,
Non-GAAP provision (benefit) for income taxes and effective tax rate	2018	2017	2018	2017
Income before provision (benefit) for income taxes	$5,823	$5,794	$40,455	$29,656
Provision (benefit) for income taxes	(4,222)	6,400	(11,390)	8,654
Effective tax rate	-72.5%	110.5%	-28.2%	29.2%

Provision (benefit) for income taxes	$(4,222)	$6,400	$(11,390)	$8,654
Non-GAAP adjustments:
Excess tax benefits from stock-based compensation	6,002	3,495	21,227	9,936
2017 U.S. tax reform (1)	—	(7,578)	—	(7,578)
Provision for income taxes (non-GAAP)	$1,780	$2,317	$9,837	$11,012

Income before provision for income taxes	$5,823	$5,794	$40,455	$29,656
Provision for income taxes (non-GAAP)	1,780	2,317	9,837	11,012
Effective tax rate (non-GAAP)	30.6%	40.0%	24.3%	37.1%

(1)

On December 22, 2017, the TCJA was enacted into law, which significantly changed existing U.S. tax law and included numerous provisions that impact our financial results. During the fourth quarter of 2017, the Company recorded an estimated one-time net charge due to the impact of changes in the tax rate, primarily on deferred tax assets. There were no related charges during the fourth quarter or the twelve months of 2018.

	Three months ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018
Non-GAAP international constant currency revenue	(using Q1 2017 FX rates)	(using Q2 2017 FX rates)	(using Q3 2017 FX rates)	(using Q4 2017 FX rates)
International revenues (GAAP)	$16,906	$20,759	$21,142	$18,526
Foreign exchange impact	(1,553)	(1,678)	(244)	300
International constant currency revenues (non-GAAP)	$15,353	$19,081	$20,898	$18,826

International revenue growth (GAAP)	48.0%	39.1%	23.0%	54.5%
International constant currency revenue growth (non-GAAP)	34.4%	27.9%	21.6%	57.0%

	Three months ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
Non-GAAP international constant currency revenue	(using Q1 2016 FX rates)	(using Q2 2016 FX rates)	(using Q3 2016 FX rates)	(using Q4 2016 FX rates)
International revenues (GAAP)	$11,423	$14,919	$17,186	$11,991
Foreign exchange impact	326	419	(410)	(517)
International constant currency revenues (non-GAAP)	$11,749	$15,338	$16,776	$11,474

International revenue growth (GAAP)	14.6%	13.9%	14.9%	-0.8%
International constant currency revenue growth (non-GAAP)	17.9%	17.1%	12.2%	-5.1%

			Twelve months ended
			December 31, 2018	December 31, 2017
Non-GAAP international constant currency revenue			(using 2017 FX rates)	(using 2016 FX rates)
International revenues (GAAP)			$77,333	$55,519
Foreign exchange impact			(3,175)	(182)
International constant currency revenues (non-GAAP)			$74,158	$55,337

International revenue growth (GAAP)			39.3%	10.8%
International constant currency revenue growth (non-GAAP)			33.7%	10.3%